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                                                                Exhibit 99.1

FOR IMMEDIATE RELEASE
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                                  NEWS RELEASE

                      INTEK, SIMMONDS CAPITAL AND SECURICOR
              SIGN DEFINITIVE AGREEMENTS FOR 3-WAY WIRELESS MERGER

U.S.A., CANADA AND ENGLAND - JUNE 18, 1996-- In a joint statement, Intek Diversified Corporation ("Intek") of Los Angeles, California, Simmonds Capital Limited ("SCL") of Toronto, Canada, and Securicor plc of Surrey, England, today announced that definitive agreements have been signed to combine Intek's Roamer One air time services business with the US Land mobile radio business of Midland International Corporation ("Midland"), a wholly owned subsidiary of SCL, and the narrowband wireless technology and manufacturing operations of Securicor Radiocoms Limited ("SRL"), a wholly owned subsidiary of Securicor Communications Limited.

The agreements provide for Intek to purchase from Securicor Communications all of the shares of SRL (other than certain preferred shares), in exchange for 25 million common shares of Intek, and from Midland certain contractual rights and a license for the use of the Midland trademark in the United States for the Land Mobile Radio market, in exchange for 2.5 million common shares of Intek. Securicor Communications will agree to provide a subordinated loan to Intek in the amount of $15 million and Securicor Communications will receive warrants, exercisable commencing five years following the closing, to acquire 1% of Intek's common stock at $13 per share. Intek will also have the option to purchase from Midland certain assets which are used in the business, subject to terms to be agreed upon. The SRL business includes the Linear Modulated Radio technology, a manufacturing facility in Bath, England, a network of wireless dealers and resellers in the United Kingdom, a Specialized Mobile Radio network in England, and a wireless system integration business. SRL also holds redeemable preferred shares in E. F. Johnson Company, a manufacturer of wireless communications equipment in Waseca, Minnesota.

The completion of the proposed transactions is subject, among other things, to the approval of Intek's shareholders and, in the case of the Intek-Securicor transaction, Intek having a specified minimum number of constructed Land Mobile Radio systems under management and Securicor having received certain UK tax clearances, as well as other customary conditions, including the absence of a material adverse change in the parties' respective businesses and the expiration or early termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act. The transactions are conditioned on one another, and the parties expect the transactions to close during the third quarter of 1996. Upon completion of the proposed transactions, there will be approximately 40 million common shares of Intek outstanding, approximately 26 million of which will be held by Securicor.



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Securicor plc is a major UK international organization, with core businesses in security services, parcels and freight distribution, and fixed and mobile telecommunications. The telecommunications interests include a 40% stake in Cellnet, the major UK cellular operator which currently has in excess of 2 million subscribers. Securicor's shares are traded on the London Stock Exchange (Symbol: Securicor.)

Simmonds Capital Limited, Toronto, Ontario, is involved in the wireless communications business as a systems integrator and in the electronics business as a manufacturer and distributor of electronic components and related products. SCL is listed on the Toronto Stock Exchange (Symbol: SMM).

Intek Diversified Corporation is a publicly traded company on the NASDAQ small cap exchange. (symbol: IDCC). Through its wholly owned subsidiary, Roamer One, Intek is developing a 220 MHz Specialized Mobile Radio network in the United States.

The subject of this press release includes forward looking statements concerning a contemplated transaction. The forward looking statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. There are many factors that could cause the events in such forward looking statements to not occur, including the inability of the parties to obtain regulatory or shareholder approvals.


For further information contact:

David Neibert              Brian Faughnan                     Dr. Ed Hough
Intek Diversified      Simmonds Capital Limited           Securicor plc
Corporation
310-366-7703             416-221-1900 ext. 230                441-81-770-7000


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